Exhibit 10.1

AMENDMENT NO. 2

THIS AMENDMENT NO. 2, dated as of September 25, 2013 (this “Amendment”), of the Credit Agreement referenced below by and among HURON CONSULTING GROUP INC., a Delaware corporation, as Borrower, the Guarantors identified herein, the Lenders identified on the signature pages hereto, and BANK OF AMERICA, N.A., as Administrative Agent for and on behalf of the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a $450 million credit facility consisting of a $247.5 million revolving credit facility and a $202.5 million term loan facility has been established in favor of the Borrower pursuant to the terms of that certain Amended and Restated Credit Agreement dated as of April 14, 2011 (as amended and modified, the “Credit Agreement”) by and among Huron Consulting Group Inc., a Delaware corporation, as Borrower, certain subsidiaries of Huron Consulting Group Inc., as Guarantors, the Lenders identified therein and Bank of America, N.A., as Administrative Agent and Collateral Agent;

WHEREAS, the Borrower has requested certain modifications to the terms of the Credit Agreement, including, among other things, an extension of the credit facilities under the Credit Agreement; and

WHEREAS, the Lenders have agreed to the requested amendments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Amendment. The Credit Agreement is, effective as of the Amendment No. 2 Effective Date (as defined below), hereby amended as follows:

1.1. In Section 1.01 (Defined Terms), the following terms are added, or amended, to read as follows:

“Amendment No. 2” means Amendment No. 2, dated as of September 25, 2013, to this Credit Agreement.

“Amendment No. 2 Effective Date” means the date on which the conditions to effectiveness for Amendment No. 2 have been met and Amendment No. 2 becomes effective, being September 25, 2013.

“Applicable Percentage” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b):

		Revolving Loans and Term Loan
Pricing Tier	Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans	Letter of Credit Fee	Commitment Fee
4	> 2.5:1.0	2.00%	1.00%	2.00%	0.30%
3	> 1.75:1.0, but ≤ 2.5:1.0	1.75%	0.75%	1.75%	0.25%
2	> 1.0:1.0, but ≤ 1.75:1.0	1.50%	0.50%	1.50%	0.20%
1	≤ 1.0:1.0	1.25%	0.25%	1.25%	0.15%

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 7.02(b). The Applicable Percentage in effect from the Amendment No. 2 Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending September 30, 2013 shall be determined based upon Pricing Tier 2. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 2.10(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurodollar Rate Loan, means any such day that is also a London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurodollar Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurodollar Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Eurodollar Base Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan:

(i) in the case of Eurodollar Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate or a successor thereto as approved by the Administrative Agent (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(iv) in the case of any other Eurodollar Rate Loan denominated in a Non-LIBOR Quoted Currency, the reference rate designated by the Administrative Agent as the representative market reference rate therefor;

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day; and

(c) for all Non-LIBOR Quoted Currencies, the calculation of the applicable reference rate shall be determined in accordance with market practice.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty by such Guarantor hereunder of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Support Obligation in respect thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the

Commodity Exchange Act (determined after giving effect to Section 4.08 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the guaranty by such Guarantor hereunder, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to Swap Contracts for which such guaranty or security interest becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), 3.01(a)(iii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of the Amendment No. 2 Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Guarantors” means (a) each Person identified on the signature pages hereto as a “Guarantor”, (b) each other Person that becomes a Guarantor pursuant to the terms hereof, and (c) the Borrower, for purposes of obligations of Subsidiaries under Swap Contracts and Treasury Management Agreements and any Swap Obligations of a Specified Loan Party (determined before giving effect to Sections 4.01 and 4.08 hereof) under the guaranty hereunder, and in each such case, together with their successors and permitted assigns.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“LIBOR” shall have the meaning provided in the definition of “Eurodollar Base Rate”.

“LIBOR Quoted Currency” means each of the following currencies: Dollars, Euro, Sterling and Yen; in each case as long as there is a published LIBOR rate with respect thereto.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Maturity Date” means (a) as to the Revolving Obligations, the Revolving Termination Date, and (b) as to the Term Loan, September 25, 2018.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Obligations” means, with respect to each Loan Party, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between the Borrower or any of its Subsidiaries, on the one hand, and any Lender or Affiliate of a Lender, on the other hand, to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between the Borrower or any of its Subsidiaries, on the one hand, and any Lender or Affiliate of a Lender, on the other hand; provided, however, that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Participant Register” has the meaning specified in Section 11.06(d).

“Permitted Acquisition” means an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) in the case of any Acquisition, or series of related Acquisitions, with Acquisition Consideration in excess of

$15 million the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that the Loan Parties will be in compliance with the financial covenants set forth in Section 8.11 as of the end of the period of the four fiscal quarters most recently ended for which the Borrower has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to such Acquisition on a Pro Forma Basis, (e) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto), (f) if such transaction involves the purchase of an interest in a partnership between any Loan Party as a general partner and entities unaffiliated with the Borrower as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by such Loan Party newly formed for the sole purpose of effecting such transaction, and (g) the Acquisition Consideration for any such Acquisition, or series of related Acquisitions, shall not exceed $75 million.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent).

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Revolving Termination Date” means September 25, 2018.

“Sanctions” means any international economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Specified Loan Party” has the meaning specified in Section 4.08.

“Swap Obligations” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for settlement of payments in Euro.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

1.2. Clause (a)(v) of Section 1.02 is hereby amended to read as follows:

(v) any reference to any law shall include all statutory and regulatory, rules, regulations, orders and provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and

1.3. Section 2.05(b)(iii) is amended and restated to read as follows:

(iii) [Intentionally Omitted].

1.4. Section 2.07(c) is amended to read as follows:

Payment Date	Amount	TLA Balance	Payment Date	Amount	TLA Balance
		$181,250,000
Sep 30, 2013	$6,250,000	$175,000,000	Mar 31, 2016	$7,500,000	$107,500,000
Dec 31, 2013	$6,250,000	$168,750,000	Jun 30, 2016	$7,500,000	$100,000,000
Mar 31, 2014	$6,250,000	$162,500,000	Sep 30, 2016	$7,500,000	$92,500,000
Jun 30, 2014	$6,250,000	$156,250,000	Dec 31, 2016	$7,500,000	$85,000,000
Sep 30, 2014	$6,250,000	$150,000,000	Mar 31, 2017	$7,500,000	$77,500,000
Dec 31, 2014	$6,250,000	$143,750,000	Jun 30, 2017	$7,500,000	$70,000,000
Mar 31, 2015	$6,250,000	$137,500,000	Sep 30, 2017	$7,500,000	$62,500,000
Jun 30, 2015	$7,500,000	$130,000,000	Dec 31, 2017	$7,500,000	$55,000,000
Sep 30, 2015	$7,500,000	$122,500,000	Mar 31, 2018	$7,500,000	$47,500,000
Dec 31, 2015	$7,500,000	$115,000,000	Jun 30, 2018	$7,500,000	$40,000,000
			Maturity Date	$40,000,000	$0

				$181,250,000

1.5. Sections 3.01 through 3.04, inclusive, are amended to read as follows:

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Loan Party or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-B or Exhibit 3.01-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-D on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Amendment No. 2 Effective Date.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a) either the Administrative Agent or the Required Lenders determine in good faith that (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (whether in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan which is based on the Eurodollar Base Rate, or (b) the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Base Rate component of the Base Rate, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders, which instruction shall be given by the Required Lenders, as soon as the circumstances described in this

Section 3.03 no longer exist) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans in the affected currency or currencies (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, in the case of a pending request for a Eurodollar Rate Loan or conversion or continuation in an Alternative Currency as to which the Administrative Agent has made the determination described in clause (a) of the first sentence of this section, the Administrative Agent, in consultation with the Borrower and the Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Administrative Agent for funding Loans in the applicable currency and amount, and with the same Interest Period as the Eurodollar Rate Loan requested to be made, converted or continued, as the case may be (the “Impacted Loans”), in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (x) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (y) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (z) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

1.6. Section 3.06 is amended to read as follows:

3.06 Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

1.7. Section 4.01(b) is amended to read as follows:

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts, Treasury Management Agreements or the other documents relating to the Guaranteed Obligations, (i) the obligations of each Guarantor under this Credit Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

1.8. A new Section 4.08 is hereby added to the Credit Agreement, immediately following Section 4.07 of the Credit Agreement, to read as follows:

4.08 Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the guaranty provided in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each applicable Loan Party under this Section shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full and the commitments relating thereto have expired or been terminated. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations and a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party that would otherwise not constitute an “eligible contract participant” for any Swap Obligation for all purposes of the Commodity Exchange Act.

1.9. A new Section 6.23 is added to read as follows:

6.23 OFAC. Neither the Borrower, nor any of its Subsidiaries, or, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent affiliate or representative thereof is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a country or territory that is the subject of Sanctions.

1.10. A new Section 7.14 is added to read as follows:

7.14 Sanctions. The Borrower will not, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise provide such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund activities of or business with any individual or entity in a Designated Jurisdiction that, at the time of funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swingline Lender or otherwise, of Sanctions.

1.11. In Section 8.03 (Indebtedness), subsection (i) is amended to read as follows:

(i) unsecured Indebtedness for borrowed money of the Borrower in an aggregate principal amount not to exceed $250 million, provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (ii) the Borrower shall deliver a certificate from a Responsible Officer in form and detail reasonably satisfactory to the Administrative Agent confirming the foregoing and demonstrating compliance with the financial covenants after giving effect thereto on a Pro Forma Basis, and (iii) the covenants, terms and conditions of such Indebtedness shall not be more restrictive, in any material respect, than the covenants, terms and conditions hereunder;

1.12. Section 8.11(b) (Financial Covenants – Consolidated Leverage Ratio) is amended to read as follows:

(b) Consolidated Leverage Ratio. As of the end of each fiscal quarter, the Consolidated Leverage Ratio will be not greater than:

Fiscal Quarters
Fiscal Years	March 31	June 30	September 30	December 31
2012		3.00:1.0	3.00:1.0	3.00:1.0
2013	3.25:1.0	3.00:1.0	3.00:1.0	3.00:1.0
2014	3.25:1.0	3.00:1.0	3.00:1.0	3.00:1.0
2015 and after	3.00:1.0	3.00:1.0	3.00:1.0	3.00:1.0

1.13. Section 9.03 is amended by inserting the following at the end of the last paragraph thereof:

Excluded Swap Obligations with respect to any Guarantor shall not be paid with the amounts received from such Guarantor or its assets but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Section 2. Representations and Warranties, No Default. Each of the Loan Parties hereby represents and warrants that as of the Amendment No. 2 Effective Date, after giving effect to the amendments set forth in this Amendment, (i) no Default or Event of Default exists and is continuing, (ii) all representations and warranties contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof, as though made on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iii) since the date of the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect, and (iv) each of the updated disclosure schedules to the Credit Agreement, attached hereto as Exhibit A, are true and correct in all material respects on and as of the Amendment No. 2 Effective Date.

Section 3. Effectiveness. This Amendment shall become effective on the date (such date, if any, the “Amendment No. 2 Effective Date”) that the following conditions have been satisfied:

3.1. Consents. The Administrative Agent shall have received (a) signed consents to this Amendment from the Lenders, and (b) executed signature pages hereto from each Loan Party;

3.2. Fees. The Administrative Agent shall have received all fees required to be paid, and all expenses (including the reasonable fees and expenses of legal counsel), on or before the Amendment No. 2 Effective Date;

3.3. Legal Opinions. The Administrative Agent shall have received a favorable legal opinion from Barnes & Thornburg, LLP, counsel to the Loan Parties, covering such matters as the Administrative Agent may reasonably request and otherwise reasonably satisfactory to the Administrative Agent;

3.4. Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower dated the Amendment No. 2 Effective Date certifying that (a) all representations and warranties shall be true and correct in all material respects on and as of the Amendment No. 2 Effective Date (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to the Borrowing and to the application of the proceeds therefrom, as though made on and as of such date and (b) no Default or Event of Default shall have occurred and be continuing and (c) since the date of the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, including the notes thereto, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect; and

3.5. Closing Certificates. The Administrative Agent shall have received from the Loan Parties certified copies of resolutions and Organization Documents, or “no change” certifications from the deliveries made on the Closing Date, and updated incumbency certificates and specimen signatures, as appropriate.

Section 4. Guarantor Acknowledgment. Each Guarantor acknowledges and consents to all of the terms and conditions of this Amendment, affirms its Guaranteed Obligations under and in respect of the Loan Documents and agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge any Guarantor’s obligations under the Loan Documents, except as expressly set forth therein.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or any other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 6. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS.

Section 7. Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of Moore & Van Allen PLLC.

Section 8. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 9. Effect of Amendment. Except as expressly set forth herein, (i) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, any other Agent, the Swing Line Lender or the L/C Issuer, in each case under the Credit Agreement or any other Loan Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document. Except as expressly set forth herein, each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and re-affirmed in all respects and shall continue in full force and effect. Each Loan Party reaffirms its obligations under the Loan Documents to which it is party and the validity of the Liens granted by it pursuant to the Collateral Documents. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement and from and after the Amendment No. 2 Effective Date, all references to the Credit Agreement in any Loan Document and all references in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment. Each of the Loan Parties hereby consents to this Amendment and confirms that all obligations of such Loan Party under the Loan Documents to which such Loan Party is a party shall continue to apply to the Credit Agreement as amended hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	HURON CONSULTING GROUP INC.,
a Delaware corporation

	By:	/s/ C. Mark Hussey
Name: C. Mark Hussey
Title: Executive Vice President, Chief Financial Officer, and Treasurer

GUARANTORS:	HURON CONSULTING GROUP HOLDINGS LLC,
a Delaware limited liability company

	By:	/s/ C. Mark Hussey
Name: C. Mark Hussey
Title: Executive Vice President, Chief Financial Officer, and Treasurer

HURON CONSULTING SERVICES LLC,
a Delaware limited liability company

	By:	/s/ C. Mark Hussey
Name: C. Mark Hussey
Title: Executive Vice President, Chief Financial Officer, and Treasurer

HURON MANAGEMENT SERVICES LLC,
formerly known as WELLSPRING MANAGEMENT SERVICES LLC, a Delaware limited liability company

	By:	/s/ C. Mark Hussey
Name: C. Mark Hussey
Title: Executive Vice President, Chief Financial Officer, and Treasurer

HURON DEMAND LLC,
a Delaware limited liability company

	By:	/s/ C. Mark Hussey
Name: C. Mark Hussey
Title: Executive Vice President, Chief Financial Officer, and Treasurer

HURON TECHNOLOGIES INC.,
a Delaware corporation

By:	/s/ C. Mark Hussey
Name: C. Mark Hussey
Title: Executive Vice President, Chief Financial Officer, and Treasurer

LEGALSOURCE LLC, a Delaware limited liability company

By:	/s/ C. Mark Hussey
Name: C. Mark Hussey
Title: Executive Vice President, Chief Financial Officer, and Treasurer

HURON CORPORATE FINANCE LLC, a Delaware limited liability company

By:	/s/ Geoffrey Frankel
Name: Geoffrey Frankel
Title: President and Chief Compliance Officer

ADMINISTRATIVE	BANK OF AMERICA, N.A.,
AGENT:	as Administrative Agent and Collateral Agent

	By:	/s/ Maria A. McClain
Name: Maria A. McClain
Title: Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as L/C Issuer, Swing Line Lender and Lender

	By:	/s/ Brian McDonald
Name: Brian McDonald
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as Lender

	By:	/s/ Joseph W. Lococo
Name: Joseph W. Lococo
Title: Authorized Officer

PNC BANK, NATIONAL ASSOCIATION,
as Lender

	By:	/s/ Patrick Flaherty
Name: Patrick Flaherty
Title: Vice President

BMO HARRIS BANK N.A.,
as Lender

	By:	/s/ Joseph Jacob
Name: Joseph Jacob
Title: Vice President

KEYBANK NATIONAL ASSOCIATION,
as Lender

	By:	/s/ James A. Gelle
Name: James A. Gelle
Title: Vice President

FIFTH THIRD BANK,
as Lender

By:	/s/ S. Bradley McDougall
Name: S. Bradley McDougall
Title: Vice President

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ M. Scott Randall
Name: M. Scott Randall
Title: Second Vice President

RBS CITIZENS, N.A., as Lender

By:	/s/ R. Michael Newton
Name: R. Michael Newton
Title: Senior Vice President

THE PRIVATEBANK AND TRUST COMPANY, as Lender

By:	/s/ James M. Feldman
Name: James M. Feldman
Title: Managing Director

FIRSTMERIT BANK, N.A., as Lender

By:	/s/ Tim Daniels
Name: Tim Daniels
Title: Senior Vice President

NORTHBROOK BANK & TRUST COMPANY,
as Lender

By:	/s/ Nathan Margol
Name: Nathan Margol
Title: Senior Vice President

COMPASS BANK, as Lender

By:	/s/ Jeff Bork
Name: Jeff Bork
Title: Senior Vice President

ASSOCIATED BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Adam F. Lutostanski
Name: Adam F. Lutostanski
Title: Senior Vice President

THE HUNTINGTON NATIONAL BANK, as Lender

By:	/s/ Lori Cummins-Meyer
Name: Lori Cummins-Meyer
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Stephanie Lis
Name: Stephanie Lis
Title: Vice President

Exhibit A

Updated Disclosure Schedules

Schedule 6.06

Litigation

On December 9, 2009, plaintiff, Associates Against Outlier Fraud, filed a First Amended qui tam complaint against Huron Consulting Group, Inc., and others under the federal and New York state False Claims Act (“FCA”) in the United States District Court for the Southern District of New York. The federal and state FCA authorize private individuals (known as “relators”) to sue on behalf of the government (known as “qui tam” actions) alleging that false or fraudulent claims were knowingly submitted to the government. Once a qui tam action is filed, the government may elect to intervene in the action. If the government declines to intervene, the relator may proceed with the action. Under the federal and state FCA, the government may recover treble damages and civil penalties (civil penalties of up to $11,000 per violation under the federal FCA and $12,000 per violation under the state FCA). On January 6, 2010, the United States declined to intervene in the lawsuit. On February 2, 2010, Huron filed a motion to dismiss the relator’s federal and state claims. On August 25, 2010, the Court granted Huron’s motion to dismiss without prejudice. On September 29, 2010, relator filed a Second Amended Complaint alleging that Huron and others caused St. Vincent Catholic Medical Center to receive more than $30 million in inflated outlier payments under the Medicare and Medicaid programs in violation of the federal and state FCA and also seeks to recover an unspecified amount of civil penalties. On March 5, 2013, the U.S. District Court for the Southern District of New York granted summary judgment in favor of Huron, dismissing the claims with prejudice. The plaintiffs appealed to the Second Circuit Court of Appeals, where the matter is fully briefed and awaiting oral argument or a ruling.

Schedule 6.17

Trademarks:

Trademark	Registration or Application Date	Registration or Application No.	Jurisdiction
AEOS	December 20, 2011	85/500182	United States
BOOST-IRB	May 4, 2010	3785598	United States
CAR	January 25, 2012	85/524563	United States
CLICK	April 21, 2011	4116232	United States
DELIVERING VALUE | DRIVING RESULTS	March 9, 2011	4127872	United States
ECRT	November 13, 2007	3335183	United States
EFACS	March 8, 2011	4143973	United States
ERCR	November 2, 2010	3869404	United States
EXPERIENCE. REDEFINED.	January 27, 2009	3566372	United States
GRANTSXPRESS	December 12, 2011	85/493245	United States
HURON CONSULTING GROUP Logo	February 3, 2009	3568857	United States
HURON EDUCATION	January 15, 2013	4276351	United States
HURON HEALTHCARE	June 23, 2011	4101995	United States
HURON LEGAL	March 22, 2011	4127935	United States
HURON LIFE SCIENCES	January 15, 2013	4276352	United States
HURON Logo	May 18, 2010	3789634	United States
ICA	March 8, 2011	3928873	United States
IMPACT	February 3, 2010	3948929	United States
LES	August 2, 1994	1848333	United States
MOR	September 20, 1994	1855342	United States
ONTRAC	October 23, 2001	2499555	United States
PATIENT PROGRESSION	March 8, 2005	2930834	United States
PATIENTONTRAC	August 19, 2008	3490156	United States
PORTFOLIO PROCUREMENT METHODOLOGY	July 8, 2008	3463180	United States
R3CON	December 8, 2010	4002028	United States
RAMP	July 15, 2008	3467414	United States
REVENUE ASCENT	September 25, 2012	4214788	United States

Trademark	Registration or Application Date	Registration or Application No.	Jurisdiction
SOFTWARE FOR THE BUSINESS OF RESEARCH	April 21, 2011	4116231	United States
STOCKAMP	March 8, 2005	2930970	United States
TRAC	October 5, 1999	2282743	United States
V3LOCITY	September 8, 2009	3680440	United States
V3LOCITY logo	October 21, 2008	3519477	United States
WELLSPRING PARTNERS	August 10, 2010	3830771	United States
WELLSPRING STOCKAMP HURON HEALTHCARE LOGO	March 9, 2010	3986679	United States
YOUR MISSION | OUR SOLUTIONS	May 13, 2010	3988380	United States
CLICK COMMERCE	July 29, 2010	1490588	Canada
HURON CONSULTING	August 13, 2010	5346042	Japan
HURON CONSULTING GROUP Logo	December 17, 2010	5377231	Japan
HURON CONSULTING GROUP Logo	June 1, 2012	10934123	CTM
HURON CONSULTING GROUP	December 18, 2003	002700763	CTM
HURON CONSULTING GROUP	August 13, 2010	5346041	Japan
HURON CONSULTING GROUP	November 24, 2008	104470	Jordan
HURON CONSULTING GROUP	November 24, 2008	104471	Jordan
HURON CONSULTING GROUP	November 24, 2008	104772	Jordan
HURON CONSULTING GROUP	November 24, 2008	104774	Jordan

2

HURON CONSULTING GROUP	December 22, 2008	55247	Qatar
HURON CONSULTING GROUP	December 22, 2008	55248	Qatar
HURON CONSULTING GROUP	December 22, 2008	55249	Qatar
HURON CONSULTING GROUP	December 22, 2008	55250	Qatar
HURON CONSULTING GROUP Logo	June 7, 2012	57080/2012	Switzerland
HURON CONSULTING GROUP	November 30, 2008	123123	United Arab Emirates
HURON CONSULTING GROUP	November 30, 2008	123124	United Arab Emirates
HURON CONSULTING GROUP	November 30, 2008	123125	United Arab Emirates
HURON CONSULTING GROUP	November 30, 2008	123126	United Arab Emirates
HURON CONSULTING GROUP	May 17, 2002	2300773	United Kingdom
HURON	June 1, 2012	10934057	CTM
HURON	December 18, 2003	002700946	CTM
HURON	November 24, 2008	104124	Jordan
HURON	November 24, 2008	104125	Jordan
HURON	November 24, 2008	104126	Jordan
HURON	November 24, 2008	104127	Jordan
HURON	December 22, 2008	55243	Qatar
HURON	December 22, 2008	55244	Qatar
HURON	December 22, 2008	55245	Qatar
HURON	December 22, 2008	55246	Qatar
HURON	December 28 2009	1122/61	Saudi Arabia
HURON	October 10, 2009	1098/3	Saudi Arabia
HURON	October 10, 2009	1098/4	Saudi Arabia
HURON	October 10, 2009	1098/5	Saudi Arabia
HURON	June 7, 2012	57079/2012	Switzerland

3

HURON	November 30, 2008	123119	United Arab Emirates
HURON	November 30, 2008	123120	United Arab Emirates
HURON	November 30, 2008	123121	United Arab Emirates
HURON	November 30, 2008	123122	United Arab Emirates
HURON	May 17, 2002	2300774	United Kingdom
ICA	January 7, 2009	006946388	CTM
THE HURON GROUP	May 27, 2009	006323273	CTM
THE HURON GROUP	October 4, 2007	1608063	India
THE HURON GROUP	May 29, 2008	896116	Mexico
THE HURON GROUP	October 16,2008	896162	Mexico
THE HURON GROUP	May 7, 2009	896168	Mexico
THE HURON GROUP	May 29, 2008	896170	Mexico
V3LOCITY	June 11, 2009	006382451	CTM
V3LOCITY	November 12, 2007	1620252	India
V3LOCITY A HURON SOLUTION	January 7, 2009	006591978	CTM
V3LOCITY A HURON SOLUTION	January 24, 2008	1645465	India

Copyrights:

Title	Status	Date	Jurisdiction
Effort Certification & Reporting Technology (ECRT)	Registered TX0006406659	January 27, 2006	United States
ONTRAC Version. 1.5.	Registered TXU000912528	September 25, 2009	United States
STAT Worklist – IV: Cleveland	Registered TXU000912533	September 25, 2009	United States
Clinic Foundation TRAC Version 2.7	Registered TXU000912527	September 25, 2009	United States
ECRT v.3.0.1—U.S. Copyright	Registered TX0007247956	April 6, 2010	United States
Healthcare Compliance Professional’s Guide To Clinical Trials	TX0007411723	October 20, 2008	United States
Loss Reserve Model v. 24.0	TXU001577052	May 21, 2008	United States

Patents:

None.

4

Schedule 11.02

NOTICE ADDRESSES

HURON CONSULTING GROUP INC.

550 West Van Buren

Chicago, Illinois 60607

Attention: Mr. Mark Hussey

Telephone: (312) 583-8740

Facsimile: (312) 583-3002

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Lender, a Lender, and an Arranger

Notices of Borrowing, Conversion and Continuation

Bank of America Plaza

901 Main Street

Dallas, Texas 75202-3714

Attention:	Betty Coleman

Telephone:	(214) 209-0993
Facsimile:	(214) 290-9419
Email:	betty.coleman@baml.com

Wiring Instructions:	ABA No. 026-009-593 Account No. 1292-000-883 (Credit Services) Reference: Huron Consulting

Letters of Credit

Trade Operations – Scranton

1FleetWay Scranton, PA 18507

Attention:	Al Malave
Mail Code:	PA6-580-02-30
Telephone:	(570) 330-4212
Facsimile:	(570) 330-4186
Email:	mailto: alfonso.malave@baml.com

All Other Notices

101 S. Tryon Street, 15th Floor

Charlotte, NC 28255

Attention:	Maria A. McClain, Agency Officer
Mail Code:	NC1-002-15-36
Telephone:	(980) 388-1935
Facsimile:	(704) 409-0913
Email:	Maria.a.mcclain@baml.com

With a copy to:

135 South LaSalle Street

Chicago, Illinois 60603

Attention:	Brian M. McDonald
Mail Code:	IL4-135-04-13
Telephone:	(312) 992-6326
Facsimile: Email:	(312) 904-6546 brian.m.mcdonald@baml.com